Exhibit 99.1
ALLIED WORLD REPORTS FIRST QUARTER 2008 OPERATING RESULTS;
DECLARES QUARTERLY DIVIDEND OF $0.18 PER COMMON SHARE
PEMBROKE, BERMUDA, May 8, 2008 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $130.9 million, or $2.55 per diluted share, for the first quarter 2008 compared to net income of $113.9 million, or $1.83 per diluted share, for the first quarter 2007. The company reported operating income of $128.0 million, or $2.49 per diluted share, for the first quarter 2008 compared to operating income of $120.4 million, or $1.94 per diluted share, for the first quarter 2007.
The company’s annualized net income return on average equity for the three months ended March 31, 2008 was 24.0% and the annualized operating return on average equity for the three months ended March 31, 2008 was 23.5%.
President and Chief Executive Officer Scott Carmilani commented, “Allied World continues to post very strong results despite the competitive market conditions that currently exist. The company is reporting $128.0 million of operating income for the quarter. We also increased our diluted book value per share by 27% on an annualized basis to $45.44 per diluted share. Gross production was down 9.5% for the quarter due to a lower premium rate environment and some non-renewal of business where rates were simply inadequate. We continue to maintain our underwriting discipline and to leverage our strong ratings and balance sheet.”
Underwriting Results
Gross premiums written were $396.9 million in the first quarter 2008, a 9.5% decrease compared to $438.4 million in the first quarter 2007. The decrease was primarily the result of the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy and contract terms and conditions), increased competition and decreasing rates for new and renewal business in each of our operating segments.
Net premiums written were $326.6 million in the first quarter 2008, an 8.7% decrease compared to $357.8 million in the first quarter 2007. This was a lower percentage decrease than that of gross premiums written due to lower reinsurance utilization in our property segment in the first quarter 2008 compared to the first quarter 2007, partially offset by increased reinsurance utilization in our casualty segment.
Net premiums earned in the first quarter 2008 were $273.1 million, a 4.7% decrease compared to $286.6 million in the first quarter 2007 as a result of lower net premiums written.
The combined ratio was 78.2% in the first quarter 2008 compared to 79.7% in first quarter 2007. The loss and loss expense ratio was 52.5% in the first quarter 2008 compared to 57.9% in the first quarter 2007. During the first quarter 2008, the company recorded net favorable reserve development on prior accident years of $53.1 million, a benefit of 19.4 percentage points to the company’s loss ratio for the quarter. Of this net favorable development, $33.2 million related to the 2005 windstorms.

Absent prior year reserve adjustments, the loss and loss expense ratio related to the first quarter 2008 was 71.9% compared to 67.0% for the first quarter 2007. The increase in the current year loss and loss expense ratio during the three months ended March 31, 2008 compared to the three months ended March 31, 2007 was due to higher than expected reported loss activity in the current period in our property segment, as well as lower rates on new and renewal business for each of our operating segments.
Acquisition costs decreased by $2.4 million, or 8.1%, for the three months ended March 31, 2008 compared to the three months ended March 31, 2007. Acquisition costs as a percentage of net premiums earned were 9.8% for the three months ended March 31, 2008 compared to 10.2% for the same period in 2007. The decrease in this rate was primarily due to increased commissions received on ceded reinsurance in our casualty segment.
The general and administrative expense ratio was 15.9% for the three months ended March 31, 2008, which was 4.3 percentage points higher than the 11.6% for the three months ended March 31, 2007. The company has increased its staff from 282 as of March 31, 2007 to 312 as of March 31, 2008. The company also increased its expenditures for rent and system improvements over the same period.
Investment Results
Net investment income in the first quarter 2008 was $76.9 million, an increase of 5.9% over the $72.6 million of net investment income in the first quarter 2007. The increase was primarily the result of an increase in the dividend received from our global high-yield bond fund. During the first quarter 2008, the company recorded net realized investment gains of $3.5 million compared to net realized investment losses of $6.5 million in the first quarter 2007.
Shareholders’ Equity
As of March 31, 2008, shareholders’ equity was $2.4 billion compared to $2.2 billion reported as of December 31, 2007. Diluted book value per share was $45.44 as of March 31, 2008 compared to $42.53 as of December 31, 2007.
Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.18 per common share. The dividend will be payable on June 12, 2008 to shareholders of record on May 27, 2008.
Conference Call
Allied World will host a conference call on Friday, May 9, 2008 at 8:30 a.m. (Eastern Time) to discuss its first quarter 2008 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at

www.awac.com. In addition, the conference call can be accessed by dialing (800) 884-5695 (U.S. and Canada callers) or (617) 786-2960 (international callers) and entering the passcode 96066967 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, May 23, 2008 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 28221311. In addition, the webcast will remain available online through Friday, May 23, 2008 at www.awac.com.
Financial Supplement
A financial supplement relating to the first quarter 2008 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance and reinsurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2008	2007

Revenues:
Gross premiums written	$396,874	$438,406
Premiums ceded	(70,302)	(80,562)

Net premiums written	326,572	357,844
Change in unearned premiums	(53,500)	(71,278)

Net premiums earned	273,072	286,566
Net investment income	76,931	72,648
Net realized investment gains (losses)	3,465	(6,484)

Total revenue	353,468	352,730

Expenses:
Net losses and loss expenses	143,497	165,995
Acquisition costs	26,840	29,196
General and administrative expenses	43,271	33,203
Interest expense	9,510	9,374
Foreign exchange loss	476	32

Total expenses	223,594	237,800

Income before income taxes	129,874	114,930
Income tax (recovery) expense	(1,071)	1,009

NET INCOME	$130,945	$113,921

PER SHARE DATA:
Basic earnings per share	$2.68	$1.89
Diluted earnings per share	$2.55	$1.83
Weighted average common shares outstanding	48,811,932	60,333,209
Weighted average common shares and common share equivalents outstanding	51,380,423	62,207,941
Dividends declared per share	$0.18	$0.15

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2008	2007

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2008: $5,071,730; 2007: $5,595,943)	$5,218,726	$5,707,143
Other invested assets available for sale, at fair value (cost: 2008: $82,380; 2007: $291,458)	77,099	322,144
Other invested assets at fair value	191,195	—

Total investments	5,487,020	6,029,287
Cash and cash equivalents	774,337	202,582
Restricted cash	140,049	67,886
Securities lending collateral	337,567	147,241
Insurance balances receivable	376,788	304,499
Prepaid reinsurance	147,402	163,836
Reinsurance recoverable	758,723	682,765
Accrued investment income	42,389	55,763
Deferred acquisition costs	112,619	108,295
Intangible assets	14,714	3,920
Balances receivable on sale of investments	6,323	84,998
Net deferred tax assets	4,158	4,881
Other assets	42,341	43,155

Total assets	$8,244,430	$7,899,108

LIABILITIES:
Reserve for losses and loss expenses	$4,048,187	$3,919,772
Unearned premiums	848,149	811,083
Unearned ceding commissions	26,666	28,831
Reinsurance balances payable	60,437	67,175
Securities lending payable	337,567	147,241
Balances due on purchase of investments	—	141,462
Dividends payable	8,788	—
Senior notes	498,710	498,682
Accounts payable and accrued liabilities	21,306	45,020

Total liabilities	$5,849,810	$5,659,266

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding (2008: 48,841,831 shares; 2007: 48,741,927 shares)	1,465	1,462
Additional paid-in capital	1,288,776	1,281,832
Retained earnings	968,753	820,334
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	135,626	136,214

Total shareholders’ equity	2,394,620	2,239,842

Total liabilities and shareholders’ equity	$8,244,430	$7,899,108

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended March 31, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$86,060	$121,063	$189,751	$396,874
Net premiums written	46,597	90,634	189,341	326,572
Net premiums earned	43,581	109,115	120,376	273,072
Net losses and loss expenses	(14,747)	(73,115)	(55,635)	(143,497)
Acquisition costs	(549)	(3,270)	(23,021)	(26,840)
General and administrative expenses	(10,494)	(23,708)	(9,069)	(43,271)

Underwriting income	17,791	9,022	32,651	59,464
Net investment income				76,931
Net realized investment gains				3,465
Interest expense				(9,510)
Foreign exchange loss				(476)

Income before income taxes				$129,874

GAAP Ratios:
Loss and loss expense ratio	33.8%	67.0%	46.2%	52.5%
Acquisition cost ratio	1.3%	3.0%	19.1%	9.8%
General and administrative expense ratio	24.1%	21.7%	7.5%	15.9%

Combined ratio	59.2%	91.7%	72.8%	78.2%

Quarter Ended March 31, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$101,865	$125,189	$211,352	$438,406
Net premiums written	46,132	100,645	211,067	357,844
Net premiums earned	44,491	124,409	117,666	286,566
Net losses and loss expenses	(6,865)	(90,367)	(68,763)	(165,995)
Acquisition costs	(332)	(6,038)	(22,826)	(29,196)
General and administrative expenses	(7,757)	(15,307)	(10,139)	(33,203)

Underwriting income	29,537	12,697	15,938	58,172
Net investment income				72,648
Net realized investment losses				(6,484)
Interest expense				(9,374)
Foreign exchange loss				(32)

Income before income taxes				$114,930

GAAP Ratios:
Loss and loss expense ratio	15.4%	72.6%	58.4%	57.9%
Acquisition cost ratio	0.8%	4.9%	19.4%	10.2%
General and administrative expense ratio	17.4%	12.3%	8.6%	11.6%

Combined ratio	33.6%	89.8%	86.4%	79.7%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2008	2007

Net income	$130,945	$113,921
Net realized investment (gains) losses	(3,465)	6,484
Foreign exchange loss	476	32

Operating income	$127,956	$120,437

Weighted average common shares outstanding:
Basic	48,811,932	60,333,209
Diluted	51,380,423	62,207,941

Basic per share data:
Net income	$2.68	$1.89
Net realized investment (gains) losses	(0.07)	0.11
Foreign exchange loss	0.01	0.00

Operating income	$2.62	$2.00

Diluted per share data
Net income	$2.55	$1.83
Net realized investment (gains) losses	(0.07)	0.11
Foreign exchange loss	0.01	0.00

Operating income	$2.49	$1.94

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2008	2007
Price per share at period end	$39.70	$50.17

Total shareholders’ equity	2,394,620	2,239,842

Basic common shares outstanding	48,841,837	48,741,927

Add: unvested restricted share units	958,438	820,890

Add: performance based equity awards	1,345,943	886,251

Add: dilutive options/warrants outstanding	6,958,525	6,723,875

Weighted average exercise price per share	$30.85	$33.62

Deduct: options bought back via treasury method	(5,407,138)	(4,506,182)

Common shares and common share equivalents outstanding	52,697,605	52,666,761

Basic book value per common share	$49.03	$45.95

Diluted book value per common share	$45.44	$42.53

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended March 31,
	2008	2007

Opening shareholders’ equity	$2,239,842	$2,220,084

Deduct: accumulated other comprehensive income	(136,214)	(6,464)

Adjusted opening shareholders’ equity	2,103,628	2,213,620

Closing shareholders’ equity	2,394,620	2,355,978

Deduct: accumulated other comprehensive income	(135,626)	(31,481)

Adjusted closing shareholders’ equity	2,258,994	2,324,497

Average shareholders’ equity	$2,181,311	$2,269,059

Net income available to shareholders	$130,945	$113,921

Annualized net income available to shareholders	523,780	455,684

Annualized return on average shareholders’ equity — net income available to shareholders	24.0%	20.1%

Operating income available to shareholders	$127,956	$120,437

Annualized operating income available to shareholders	511,824	481,748

Annualized return on average shareholders’ equity — operating income available to shareholders	23.5%	21.2%

For further information, please contact:
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-212-635-5319
keith.lennox@awac.com